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                               [STERIGENICS LOGO]                         (a)(6)

                                 JUNE 24, 1999

TO THE STOCKHOLDERS OF STERIGENICS INTERNATIONAL, INC.

Dear Stockholder:

     I am pleased to report that on June 10, 1999, SteriGenics International, Inc. ("SteriGenics") entered into a Merger Agreement with Ion Beam Applications, s.a. a Belgian corporation ("IBA"), Ion Beam Applications G.P., and IBA Acquisition Corp. ("Purchaser"). Under the terms of the Merger Agreement, Purchaser has commenced a tender offer (the "Offer") for all outstanding shares of SteriGenics Common Stock (and associated Preferred Share Purchase Rights) (the "Shares") at $27.00 per Share in cash. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Thursday, July 15, 1999. Following the successful completion of the Offer, Purchaser will be merged into SteriGenics (the "Merger"), and all Shares not purchased in the Offer will be converted into the right to receive $27.00 per Share in cash, without interest.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF STERIGENICS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STERIGENICS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors, including without limitation the opinions of PaineWebber Incorporated and TM Capital Corp., financial advisors to SteriGenics, that the consideration of $27.00 per Share to be received by the stockholders pursuant to the Offer and the Merger is fair to SteriGenics stockholders from a financial point of view. The factors considered by the Board of Directors are more fully described in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by SteriGenics with the Securities and Exchange Commission and enclosed with this letter. We urge you to read carefully the Schedule 14D-9 in its entirety.

     The Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering Shares has been sent to you separately by IBA. These documents set forth the terms and conditions of the Offer and provide instructions as to how to tender your Shares.

     We urge you to read the enclosed materials and the IBA materials carefully.

     On behalf of the Board of Directors,

                                          Sincerely,

                                          /s/ James F. Clouser
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                                          James F. Clouser
                                          Chairman and Chief Executive Officer